EXHIBIT 99

                                      820 Forest Edge Drive
                                      Vernon Hills, Illinois 60061-3112
                                      (847) 215-4500
                                      Fax (847) 634-8823

   SCOTSMAN
   -----------------------------------------------------------------------
   INDUSTRIES




                                                Contact:  Don Holmes, CFO
                                                          847-215-4600



          SCOTSMAN INDUSTRIES REPORTS RECORD THIRD QUARTER RESULTS;
                      COMPANY ALSO ANNOUNCES SEC FILING


   Third quarter net income of $6.0 million, or $0.56 per share, up from year-ago net income of $5.8 million or $0.54 per share.

   Net sales up 72 percent to $159.7 million (including Kysor sales of $65.0 million), from year-ago sales of $92.8 million.

   Scotsman today filed an SEC registration for a proposed offering of $100 million of 10-year notes and a proposed secondary offering of 1.6 million shares of common stock.


        Vernon Hills, IL, October 22, 1997 -- Scotsman Industries, Inc.

   (NYSE: SCT) a leading international manufacturer of commercial refrigeration products, today reported net income of $6.0 million for the third quarter ended September 28, 1997, or $0.56 per share -- up from year-ago net income of $5.8 million, or $0.54 per share.  The

   Company also reported third quarter net sales of $159.7 million, up 72 percent from $92.8 million reported in the comparable 1996 period.

   For the nine months, net income before extraordinary charges totaled $17.0 million, or $1.57 per share, compared to year ago net income of $16.5 million, or $1.54 per share.  Sales for the nine months were $431.5 million, up 53 percent from $282.7 million in the same period of 1996.

        "While lower than originally anticipated, sales and earnings reached a record third quarter level despite continuing softness in some markets.  We see signs that our European ice machine markets are stabilizing, and we are beginning to realize cost improvements in our food preparation and storage equipment operations, reinforcing our optimism for future earnings growth," said Richard C. Osborne,

   Chairman, President and Chief Executive Officer of Scotsman.

        Osborne continued:  "Kysor's results for the quarter contributed significantly to the company's overall results.  Kysor is accretive to

   Scotsman's earnings per share year-to-date and is expected to be accretive for the full year.  The Kysor revenues of $65.0 million represented a 70 percent addition to the company's total revenues for the quarter.  Kysor's backlog of supermarket orders remains at record levels with good growth potential for 1998, and we are pleased with the current performance of the operation as well as its long term prospects."

        "Benefiting from an expanding customer base, revenues from

   Delfield's food preparation and storage equipment operations were up

   11 percent over the same period last year.  We've begun to see early signs of improving productivity at Delfield that should result in increased operating margins in the future. Beverage equipment sales were up 4 percent for the quarter on strong sales from our U.K.-based operations and increased penetration of the European markets.  Ice machines were flat at constant exchange rates compared to the same quarter last year and were down 4 percent in U.S. dollars due to translation of Italian units' sales at weaker lire rates.  We have reported previously that high European distributor inventories had depressed Scotsman's 1997 first half ice machine sales.  The improving year over year comparison for the third quarter indicates that these inventories are returning to more normal levels, giving us optimism for improvement in sales in the coming year," Osborne concluded.

        With long-term debt of $356 million, the company's balance sheet leverage for the third quarter is in line with the Company's expectations.

        Scotsman today filed a registration statement with the Securities and Exchange Commission for a proposed offering of $100 million of 10-

   year notes.  The proceeds from this offering will be used to repay outstanding bank debt.  At the same time, the existing bank credit facility is being renegotiated to gain additional flexibility.  In conjunction with the registration, the Company will also register approximately 1.6 million shares of common stock for a proposed secondary offering of shares held by affiliates of Onex Corporation,

   which has exercised its registration rights under a prior agreement with Scotsman.  The proceeds of this secondary offering will be for the benefit of such Onex affiliates and other shareholders who are parties to the registration rights agreement.

        Scotsman Industries, Inc. is a leading international manufacturer of a diversified line of commercial refrigeration products - ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems.  The

   Company markets primarily to commercial customers in restaurant,

   supermarket, lodging, healthcare and convenience store industries.

   Scotsman's products are sold in more than 100 countries through multiple distribution channels.

        This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements are necessarily projections that are subject to change upon the occurrence of events that may affect the business. The Company also points out that the Kysor acquisition involves a number of risks that can cause results to be materially different from expected results. Factors that could cause actual results to differ from those anticipated include (i) the strength or weakness of the various economies in which the Company markets its products, (ii) weather conditions, (iii) the utilization rate of the Company's facilities,
   (iv) labor difficulties, (v) increased prices for raw materials and purchased components, (vi) scheduling and transportation dislocations,
   (vii) delays in development of new products or construction of new facilities, (viii) product liability or other lawsuits, warranty claims or return of goods, (ix) foreign currency fluctuations, (x) changes in buying patterns of certain large customers as a result of internal cost-control measures adopted by those customers and (xi) changes in environmental, health, safety or refrigerant regulations or standards. Your attention is directed to the Cautionary Statements included as Exhibit 99 to the Company's most recent Form 10-K filed with the Securities and Exchange Commission for a more detailed discussion of the foregoing and other factors.

                                   # # # #

        A registration statement relating to Notes and the Common Stock has been filed with the Securities and Exchange Commission but has not yet become effective. The Notes and the Common Stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes and the Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                                    Scotsman Industries, Inc.
                                            Condensed Statement of Income (Unaudited)
                                          (dollars in thousands, except per-share data)

                                             For the three months ended
                               ----------------------------------------------------------
                                                                                      %
                               Sept. 28,       % of     Sept. 29,       % of      Increase
                                 1997          Sales      1996          Sales    (Decrease)
                               ---------       -----    --------        -----    ----------
     Net sales                 $159,675                 $ 92,764                     72%

     Cost of sales              119,527                   66,558                     80%
                               --------                 --------
     Gross profit                40,148         25%       26,206         28%         53%

     Selling &
       administrative
       expenses                  22,346                   14,195                     57%
                               --------                 --------
     Income from
       operations                17,802         11%       12,011         13%         48%

     Interest
       expense, net               6,426                    1,322                    386%
                               --------                 --------
     Income before
       income taxes              11,376         7%        10,689         12%          6%

     Income taxes                 5,343                    4,906                      9%
                               --------                 --------
     Net income                   6,033         4%         5,783          6%          4%

     Preferred stock
       dividends                      -                      251                  (100)%
                               --------                 --------
     Net income
       available to
       common
       shareholders            $  6,033         4%      $  5,532          6%           9%
                               ========                 ========
     Primary
       Net income per
       common share(i)         $   0.56                 $   0.58                     (3)%
                               ========                 ========
     Fully diluted
       Net income per
       common share(ii)        $   0.56                 $   0.54                       4%
                               ========                 ========


   (i) PRIMARY : Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares and common stock equivalents outstanding during each period: 10,813,359 and 9,474,377 for the three months ended September 28, 1997, and September 29, 1996, respectively. The computation includes the dilutive impact of common stock options outstanding.

   (ii) FULLY DILUTED: The calculation of fully-diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the Company's outstanding convertible preferred stock from the date of issue. The total number of shares used in the fully-diluted calculation for the three months ended September 28, 1997, and September 29, 1996, were 10,817,713 and 10,730,902, respectively.


                                                    Scotsman Industries, Inc.
                                            Condensed Statement of Income (Unaudited)
                                          (dollars in thousands, except per-share data)

                                           For the nine months ended
                               -----------------------------------------------------------
                                                                                     %
                               Sept. 28,       % of     Sept. 29,       % of      Increase
                                 1997          Sales      1996          Sales    (Decrease)
                               ---------       -----    ---------       -----    ----------
     Net sales                 $431,529                 $282,720                     53%

     Cost of sales              320,284                  202,250                     58%
                               --------                 --------
     Gross profit               111,245         26%       80,470         28%         38%

     Selling &
       administrative
       expenses                  63,449                   45,072                     41%
                               --------                 --------
     Income from
       operations                47,796         11%       35,398         13%         35%

     Interest
       expense, net              15,207                    4,159                    266%
                               --------                 --------
     Income before
       income taxes              32,589         8%        31,239         11%          4%

     Income taxes                15,605                   14,772                      6%
                               --------                 --------
     Income before
       extraordinary
       loss                      16,984         4%        16,467         6%           3%

     Extraordinary
       loss (net of
       income taxes
       of $422)                    (633)        -              -                      -%
                               --------                 --------
     Net income                  16,351         4%        16,467         6%          (1)%

     Preferred stock
       dividends                      -                      813                   (100)%
                               --------                 --------
     Net income
       available to
       common
       shareholders            $ 16,351         4%      $ 15,654         6%           4%
                               ========                 ========


                                           For the nine months ended
                               --------------------------------------------------
                                                                              %
                               Sept. 28,                Sept. 29,         Increase
                                 1997                     1996           (Decrease)
                               ---------                ---------        ----------
     Primary net
       income per
       common
       share (i):

     Income before
       extraordinary
       loss                    $  1.57                  $  1.68             (7)%
     Extraordinary
       loss                     (0.06)                      -                - %
                               -------                  -------
     Net income
       per common
       share                   $  1.51                  $  1.68            (10)%
                               =======                  =======

     Fully diluted
       net income
       per common
       share (ii):

     Income before
       extraordinary
       loss                    $  1.57                  $  1.54             2%
     Extraordinary
       loss                      (0.06)                       -             -%
                               -------                  -------
     Net income
       per common
       share                   $  1.51                  $  1.54           (2)%
                               =======                  =======

    (i) PRIMARY: Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares and common stock equivalents outstanding during each period: 10,803,978 and 9,310,155 for the nine months ended September 28, 1997, and September 29, 1996, respectively. The computation includes the dilutive impact of common stock options outstanding.

   (ii) FULLY DILUTED: The calculation of fully-diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the Company's outstanding convertible preferred stock from the date of issue. The total number of shares used in the fully-diluted calculation for the nine months ended September 28, 1997, and September 29, 1996, were 10,811,621 and 10,726,127, respectively.